Exhibit 99.1

PRESIDENT'S COMMENTS AT GOLDFIELD'S ANNUAL MEETING
MELBOURNE, Florida, May 29, 2014 - The Goldfield Corporation (NYSE MKT: GV) released the comments to be made later today by Mr. John H. Sottile, President and Chief Executive Officer, at The Goldfield Corporation's annual meeting of stockholders. The Goldfield Corporation headquartered in Florida, through its subsidiaries, Power Corporation of America, Southeast Power Corporation, and C and C Power Line, Inc., is a leading provider of construction services to electric utilities, with operations primarily in the southeastern, mid-Atlantic, and western regions of the United States.
THE GOLDFIELD CORPORATION
STATEMENT BY JOHN H. SOTTILE
AT ANNUAL MEETING OF SHAREHOLDERS
May 29, 2014
Welcome to the 107th Annual Shareholders Meeting of the Goldfield Corporation. I would like to give you a snapshot of the Company's activities during 2013, discuss recent business, and outline our strategy to continue maximizing shareholder value in the future. I will be providing some financial specifics but would encourage you to review the more detailed information which can be found in our SEC filings and our Annual Report available on our website at www.goldfieldcorp.com. After the comments, I would be pleased to entertain questions you may have.
2013 Accomplishments
2013 was a year of significant accomplishments for Goldfield:

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We completed construction on schedule in August of the 110-mile transmission line project for South Texas Electric Cooperative (STEC). The successful completion of this largest project in our history attests to the strength of the construction team we have assembled.

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We met our objective of replacing the STEC business. Despite completion of the STEC project, our backlog remained steady year-to-year ($74.5 million in 2013 compared to $76.4 million in 2012). We accomplished this by growing our non-STEC backlog by 41.5% from $52.6 million in 2012 to $74.5 million in 2013.

•	Our revenue increased in 2013 by 9.3% to $89.2 million from $81.6 million in 2012. Significantly, our non-STEC revenue grew 20% year-to-year.

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We completed the acquisition on January 3, 2014, of C and C Power Line, Inc. (C&C), a full service electrical contractor with a unionized workforce. C&C is expected to provide a platform for future growth beyond its traditional Florida base.

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We significantly increased the proportion of our work from master service agreements (MSAs) as opposed to fixed-price projects. At year-end 2013, MSAs represented 71.5% of our backlog compared to 52.3% in 2012. Going forward, we plan to focus on developing MSA business--which generally provides longer term contracts and operating efficiencies.

Our net income in 2013 did not keep pace with our revenue growth, declining to $3.8 million ($0.15 per share) from $12 million ($0.47 per share) in 2012. Not to make excuses, but this decline was largely attributable to special expenses occasioned by unusually severe weather conditions and other unanticipated factors effecting certain projects (primarily the STEC project), as well as by a special charge in discontinued operations in connection with an EPA matter relating to a mining property owned over 50 years ago.
Master Service Agreement Growth
Since our first quarter ended March 31, 2014, we have continued to grow our MSA business. Based upon MSAs awarded (or recommended for award) since March 31st, we estimate MSAs will produce aggregate revenue representing a significant multiple of the $50 million reflected in our backlog at March 31, 2014. We caution that, unlike a fixed-price project contract, an MSA is not a guarantee of work and the actual revenue from any particular MSA may vary significantly from our estimate. At this point, we are not in a position to provide a precise estimate of the expected revenues from these new MSAs, which have terms ranging from three to five years. In short, despite the uncertainties inherent in estimating MSA revenues, I am confident that MSAs will play an increasingly important role in our future growth - - and this should become clearer as the year progresses.
First Quarter Results
A few comments about our first quarter 2014 results: Operating margins in the first quarter declined significantly from the same quarter in 2013. This decrease largely resulted from increases in our electrical construction operations overhead costs attributable to strengthening our supervisory personnel appropriate to our expanded operations, as well as integration expenses relating to the C&C acquisition. Revenue in the first quarter stayed steady despite the completion of the large STEC project in 2013. Our challenge going forward will be to grow revenue and operating efficiencies. We believe that our focus on MSA business together with expansion opportunities made possible by the C&C acquisition, will help us achieve this goal.
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Accomplishments in 2013 have helped us build an effective platform for future growth. With the strong team we have assembled, we are well positioned to take advantage of the robust industry environment. I appreciate the support of so many Goldfield shareholders over the years and am particularly grateful to our employees who have worked so hard and effectively in 2013.

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry, primarily in the southeastern, mid-Atlantic, and western regions of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.
For additional information on our results, please refer to our filings with the Securities and Exchange Commission which can be found on the Company's website at http://www.goldfieldcorp.com.

This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:
The Goldfield Corporation
Phone:    (321) 724-1700
Email:     investorrelations@goldfieldcorp.com

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